Exhibit 10.16
*****CONFIDENTIAL TREATMENT REQUESTED
ORACLE PARTNERNETWORK
EMBEDDED SOFTWARE LICENSE DISTRIBUTION AGREEMENT
This Embedded Software License Distribution Agreement (“agreement”) includes the terms and definitions set out below and any orders and/or monthly reports you submit. This agreement is not effective until accepted by Oracle. If accepted, Oracle will notify you and the terms of this agreement will govern.
A. Agreement Definitions
“You” and “your” refer to the entity that has entered into this agreement with Oracle USA, Inc. (“Oracle”) to distribute Oracle’s programs with your application program. “You” and “your” also refer to your majority owned subsidiaries. You warrant that you have the authority to bind your majority owned subsidiaries to the terms of this agreement and any applicable order with Oracle and/or report and further warrant that you shall be responsible for a breach of such terms by your majority owned subsidiaries.
The term “application package” refers to your application program into which the programs are embedded, and that is distributed to an end user. You must complete a separate application package registration form for each application package.
The term “application program” refers to an application program or physical device developed by you specified in the applicable application package registration form which is developed to run on the programs and complies with the following requirements: (1) the application program or physical device must be generally commercially available to commercial customers; (2) the application program or physical device must be accompanied by end user documentation; and (3) the application program or physical device must be commercially available to multiple end users and must not be intended for the exclusive use of a specific end user or group.
The term “distribution rights” refers to the right to distribute the programs to an end user embedded with the application package defined in an application package registration form in accordance with the terms of this agreement.
The term “embedded” refers to the following requirements, with which the application package must comply:
(i) The programs must be ***** on the application program’s product *****. When loading the software, the application software must *****. ***** is available as an installer for one or more of the programs then those programs must be *****. The application package must ***** for the programs you are embedding. The end user must not be permitted to *****;
(ii) The application program must be designed and developed *****. You may not ***** for a single end user or a group of end users. All ***** are to be provided *****. The end user must not be permitted to *****;
(iii) All information from the programs must be accessed by the end user either through *****. If you include Oracle or third party reporting tools in the application package, such tools must be *****;
(iv) If the application package must interface with another application or database, the end user is not permitted to *****. *****, you must set up ***** and management of the data transfer must be done through *****;
(v) If you include Oracle or third party database tools in *****, such tools must be ***** pursuant to the terms of this agreement. The end user may not be permitted to use such tools to *****;
(vi) Program upgrades must be certified and distributed as a component of the application package and the end user shall be unable to upgrade the database or other Oracle program technology versions as a separate component;
(vii) As you deem necessary, you will provide customer service, support, and education for all program operations to the end user. If you discontinue providing customer service, support, or education for your application package to the end user, Oracle will not be obligated to provide ongoing service, support, or education to the end user. You will notify Oracle of your intention to discontinue any support services provided by you to the end user;
(viii) Only you can access the programs directly for purposes of technical assistance to your end user and such access is limited to providing technical assistance, including troubleshooting, problem resolution, and support assistance. You shall

*****	The omitted portions of this exhibit have been filed separately with the SEC pursuant to a request for confidential treatment under Rule 24b-2 as promulgated under the Securities Exchange Act of 1934, as amended.

not provide remote or onsite program administration tasks on behalf of the end user that are otherwise prohibited under the terms of this agreement;
(ix) The embedded programs and the application program must be priced together on your standard price list and on the end user’s invoice as the price of the application package, and must not be distributed separately; and
(x) The application program(s) described on the applicable application package registration form and with which the programs are embedded must not be distributed under any other Oracle distribution agreement.
The term “end user” refers to a third party that is licensed to use the application program with the embedded programs for its own internal business operations subject to the terms of an end user license agreement as further provided for in this agreement. End user shall not include any public sector entity.
The term “end user license agreement” refers to a legally binding written agreement as further described in Section G.
The term “Oracle Finance Division Contract” refers to a contract between you and Oracle (or one of Oracle’s affiliates) that provides for payments over time of some or all of the sums due to Oracle under this agreement.
The term “Oracle PartnerNetwork” refers to Oracle’s partner program that provides access to specified Oracle services, tools and resources. You can access the Oracle PartnerNetwork at http://partner.oracle.com.
The term “Partner Ordering Policy” refers to Oracle’s Partner Ordering Policy in effect at the time a report is submitted to Oracle which is incorporated into this agreement and is subject to change at Oracle’s discretion. You may access the current version of the Partner Ordering Policy at http://partner.oracle.com (log in, select Membership / Agreements & Policies).
The term “programs” refers to the software products owned or distributed by Oracle and set forth on the Oracle Embedded Product and Royalty Matrix which you acquire pursuant to an Oracle PartnerNetwork Agreement with Oracle for development purposes and which you are permitted to distribute to an end user embedded with the application package as provided in this agreement, including program documentation and any program updates acquired through technical support. The term “programs” does not include any Oracle programs which are not included on the Oracle Embedded Product and Royalty Matrix. You may access the Oracle Embedded Product and Royalty Matrix at http://partner.oracle.com (log in, select Membership /Agreements & Policies).
The term “program documentation” refers to the program user manual and program installation manuals. Program documentation for the programs you distribute is delivered with the programs, or the documentation may be accessed online at http://oracle.com/contracts.
The term “public sector entity” is any government, legislature or decision making body, judiciary, instrumentality, department, or agency at any level (national, local, municipal or otherwise); entities managed, controlled or majority owned by government interests; public organizations or foundations of any kind (including political parties, political organizations, or political candidates); and any public international organization, such as, but not limited to, the International Red Cross, United Nations, or the World Bank.
The term “services” refers to technical support or other services which you have ordered.
The term “technical support” consists of annual technical support services for the programs as defined in Oracle’s technical support policies in effect at the time such technical support is ordered.
B. Distribution Rights
You must be a member of the Oracle PartnerNetwork in order to distribute programs. Oracle grants you a nonexclusive, nontransferable right to (a) to duplicate the programs for which you have received a development license under an Oracle PartnerNetwork Agreement between you and Oracle and (b) to distribute such programs to end users as part of the application package. The programs must be embedded with your application program and distributed with your application program and cannot be provided separately. Prior to distributing programs, you must obtain an order from the end user for the programs, which order and programs shall be subject to a valid end user license agreement. Each distributed embedded program must be used only for the internal business operations of the end user and must be used only in conjunction with the application package. Each distributed embedded program shall be subject to the terms of this agreement and the terms provided in the end user license agreement. You may distribute the application package to yourself or your affiliated entities and you or such entity shall be considered an end user under this agreement provided that (1) the total fees paid to Oracle for such distribution do not exceed 20% of the total fees paid to Oracle under this agreement, (2) you comply with the requirements of Section G

(License Agreement), and (3) you report such distribution in accordance with Section F (Reporting). You may not distribute the programs, learning credits, and/or services to end users that are public sector entities. Oracle shall inform you of any notices and other instructions that are related to third party software components (including open source software) that are included in a program and that Oracle is required to distribute with such programs. These notices shall be provided to you in at least one of the following ways, at Oracle’s sole discretion: (a) automatically installed with the programs; (b) in the program documentation; or (c) via a supplemental list. You shall comply with all other instructions related to third party software components (including open source software) and you shall reproduce all third party notices in an appropriate location in the application package and/or in its related documentation, as required by the applicable notices or as otherwise directed by Oracle. You must provide the following legend on the sign on screen of the application package, or if the application package is a physical device, you must provide the legend on the label for the media containing the programs and your application program: “The programs included herein are subject to a restricted use license and can only be used in conjunction with this application.”
Oracle may request that you acquire any third party, royalty-free license offered generally to the public that Oracle, in its reasonable discretion, determines may be necessary to avoid a claim of infringement for distribution of any program or other Oracle software either by Oracle or by you under the terms of this agreement. In the event you fail to acquire such license, Oracle may terminate this agreement with respect to the relevant program(s) and/or other software on ***** written notice, and whether or not this agreement is terminated, Oracle shall have no obligation to indemnify you under Section J (Indemnification) for any claim of infringement that would have been avoided by the acquisition of such license.
C. Trial Licenses
Oracle grants you a nonexclusive right for you and your distributors to distribute trial licenses of the application package to no more than ***** end users, at any one time, for the end users’ own internal evaluation purposes (and not for development, prototype, training or technical support purposes) pursuant to section G, License Agreement, below. Trial licenses shall be for ***** days and shall be subject to the terms of this agreement and the terms provided in the order. If your end users want to use a trial license for more than ***** days, then they must obtain an appropriate license and pay the appropriate fees. You must pay Oracle a fee for any trial licenses that you distribute that extend for more than ***** days. Programs licensed for trial purposes are provided “as is” and Oracle does not provide technical support or any warranties for these programs.
D. Distributors
You may appoint distributors to distribute the programs embedded with your application package as provided under the terms of this agreement. Distributors have no right to make copies of the programs and shall obtain all programs from you. Each distributor must be subject to a legally binding written agreement between you and the distributor that (a) grant the rights for the distributor to distribute the application package to end users, (b) contains or incorporates provisions which are equivalent to the terms of this agreement, and (c) permits you to audit your distributors’ activities under such agreement and report such activities to Oracle or assign your right to audit the distributors’ activities to Oracle. In addition, the agreement with your distributors shall require the distributors to distribute the application package subject to terms that are consistent with the terms of this agreement. Any distribution of the application package by your distributors shall be subject to an end user license agreement between you and the end user as set forth in Section G (License Agreement) of this agreement. You shall keep executed distributor agreements for Oracle to inspect upon request. You shall defend and indemnify Oracle from all claims and for all damages arising out of the activities of your distributors.
E. Ownership and Restrictions
Oracle or its licensors retain all ownership and intellectual property rights to the programs. Oracle retains all ownership and intellectual property rights to anything developed by Oracle and delivered to you resulting from the services. Each end user may make a sufficient number of copies of each program for the licensed use and one copy of each program media.
Third party technology may be necessary for use with some Oracle programs and is specified in the program documentation; specific files (which are identified in the program documentation) of such third party technology (collectively the “Open Source Technology”) may be included on the same medium or as part of the download of Oracle programs you receive, but is licensed under the Mozilla Public License, Common Public License, GNU Lesser General Public License, Netscape Public License or similar royalty-free/open source license (collectively, the “Open Source Licenses”).
This agreement does not modify or abridge any rights or obligations you may have in Open Source Technology under applicable Open Source Licenses; however, to the extent that Open Source Technology is incorporated into an Oracle program, your rights and remedies under this agreement with respect to such Open Source Technology (i.e. indemnification) shall apply, but only for your use of the Oracle program that is in compliance with the terms of this agreement and with the terms of any relevant Open Source License. Any use of Open Source Technology outside of your licensed use of applicable Oracle programs is subject to the rights and obligations under such third party technology’s Open Source License. Open Source Technology programs that are separate from Oracle programs are provided as a courtesy to you and are licensed

*****	The omitted portions of this exhibit have been filed separately with the SEC pursuant to a request for confidential treatment under Rule 24b-2 as promulgated under the Securities Exchange Act of 1934, as amended.

solely under the relevant Open Source License. Any distribution by you of code licensed under an Open Source License, whether alone or with the Oracle program, must be under the Open Source License.
You may not:
•	duplicate and/or distribute the programs unless embedded with the application package;
•	use the programs except as expressly provided in this agreement;
•	remove or modify any program markings or any notice of Oracle’s or its licensors proprietary rights;
•	rent, lease, or timeshare the programs, or provide subscription services for the programs, or permit your end user to do so (unless Oracle expressly permits such access for the specific program license the end user has acquired), or distribute the programs in any manner except as provided under this agreement;
•	cause or permit reverse engineering (unless required by law for interoperability), disassembly, or decompilation of the programs (the foregoing prohibition includes but is not limited to review of data structures or similar materials produced by programs);
•	disclose results of any program benchmark tests without Oracle’s prior written consent;
•	engage in any conduct that may be detrimental to Oracle or to the programs;
•	enter into any agreement which requires you to take any actions that are in conflict with the terms of this agreement;
•	permit end users to install the programs separately and independently from the application package; or
•	provide end users access to, or permit end users to make use of any program APIs supplied by Oracle.
Oracle reserves any rights not expressly granted to you under this agreement.
F. Reporting
In connection with your distribution activities under this agreement, you shall submit monthly reports for programs distributed with the application package to Oracle in accordance with the Partner Ordering Policy. You should review the Partner Ordering Policy prior to submitting a report. Your monthly report must be complete when submitted to Oracle and may not (a) require any concessions (including requiring Oracle to perform any obligations or to incur any liability not set forth in your monthly report) or (b) be changed after it is submitted to Oracle.
Upon request, you will provide Oracle with a copy of the complete end user license agreement including any addenda or amendments thereto, and any ordering documents or purchase agreements between you and the end user related to the order, with any pricing information or any other information reasonably deemed confidential or proprietary removed because the copy(ies) you provide Oracle will not be considered confidential information. At a minimum you must provide information related to the programs, including but not limited to, the end user’s name, the programs distributed, the number of users, the license levels, the license grant to the end user, any definitions related to licensing metrics, the date of the order, and any other information reasonably requested by Oracle.
Where the acquisition of programs and/or technical support is financed or leased, then you will comply with Oracle’s financing and leasing policies which can be accessed at http://partneroracle.com (log in, select Membership / Agreements & Policies).
G. License Agreement
It is your responsibility to ensure that any distribution of the programs and/or services to an end user is subject to a legally binding end user license agreement for the programs and/or services that you distribute to the end user. The end user license agreement must, at a minimum:
(1)	Limit the use of the programs that are subject to the end user license agreement to the legal entity that executed the end user license agreement.

(2)	Restrict use of the programs to the scope of the application package and to the internal business operations of the end user subject to the terms of the end user license agreement. You may allow your end users to permit agents or contractors (including, without limitation, outsourcers) to use the application package on the applicable end user’s behalf for the purposes set forth in the end user license agreement, subject to the terms of such agreement, provided that such end users are responsible for the agent’s, contractor’s and outsourcer’s compliance with the end user license agreement in such use. For an application package that includes programs that are specifically designed to allow the end user’s customers and suppliers to interact with the end user in the furtherance of the end user’s internal business operations, such use may be allowed under the end user license agreement.

(3)	State that Oracle or its licensor retains all ownership and intellectual property rights to the programs.

(4)	Prohibit (a) the transfer of the programs except for temporary transfer in the event of computer malfunction if the application package embeds the programs in a physical device and (b) the end user from assigning, giving, or transferring the programs and/or any services ordered or an interest in them to another individual or entity (in the event the end user grants a security interest in the programs and/or any services, the secured party has no right to use or transfer the programs and/or any services).

(5)	Prohibit (a) use of the programs for rental, timesharing, subscription service, hosting, or outsourcing; (b) the removal or modification of any program markings or any notice of Oracle’s or its licensors’ proprietary rights; (c) the end user from making the programs available in any manner to any third party for use in the third party’s business operations (unless such access is expressly permitted for the specific program license); and (d) title to the programs from passing to the end user or any other party.

(6)	Prohibit the reverse engineering (unless required by law for interoperability), disassembly or decompilation of the programs (the foregoing prohibition includes but is not limited to review of data structures or similar materials produced by programs) and prohibit duplication of the programs except for a sufficient number of copies of each program for the end user’s licensed use and one copy of each program media.

(7)	Disclaim, to the extent permitted by applicable law, Oracle’s liability for (a) any damages, whether direct, indirect, incidental, special, punitive or consequential, and (b) any loss of profits, revenue, data or data use, arising from the use of the programs.

(8)	Require the end user, at the termination of the agreement, to discontinue use and destroy or return to you all copies of the programs and documentation.

(9)	Prohibit publication of any results of benchmark tests run on the programs.

(10)	Require the end user to comply fully with all relevant export laws and regulations of the United States and other applicable export and import laws to assure that neither the programs, nor any direct product thereof, are exported, directly or indirectly, in violation of applicable laws.

(11)	Notify the end user that the programs are subject to a restricted license and can only be used in conjunction with the application package and that the end user is not permitted to modify the programs.

(12)	Not require Oracle to perform any obligations or incur any liability not previously agreed to between you and Oracle.

(13)	Permit you to audit your end user’s use of the programs, require the end user to provide reasonable assistance and access to information in the course of such audit and permit you to report the audit results to Oracle or to assign your right to audit the end user’s use of the programs to Oracle. Where you assign your right to audit to Oracle then Oracle shall not be responsible for any of your or the end user’s costs incurred in cooperating with the audit.

(14)	Designate Oracle as a third party beneficiary of the end user license agreement.

(15)	Exclude the application of the Uniform Computer Information Transactions Act.

(16)	Inform the end user that some programs may include source code that Oracle may provide as part of its standard shipment of such programs, which source code shall be governed by the terms of the end user license agreement.

(17)	State that third party technology that may be appropriate or necessary for use with some Oracle programs is specified in the application package documentation or as otherwise notified by you and that such third party technology is licensed to the end user only for use with the application package under the terms of the third party license agreement specified in the application package documentation or as otherwise notified by you and not under the terms of the end user license agreement.
You shall be financially responsible for all claims and damages to Oracle caused by your failure to include the required contractual terms set forth above in each end user license agreement between you and an end user. Oracle is a third party beneficiary of any end user license agreement between you and the end user, but does not assume any of your obligations thereunder, and you agree that you will not enter into any end user license agreement that excludes Oracle as a third party beneficiary.
You agree to inform Oracle promptly if you are aware of any breach of an end user license agreement. You agree to enforce the terms of an end user license agreement between you and an end user if Oracle requests you to do so to protect its interest, or, at Oracle’s request, to assign to Oracle or its designee the right to enforce such agreement.
H. Fees and Taxes
You may place an order or submit a monthly report for programs and/or services with Oracle. You agree to pay Oracle a fee for each order placed for programs and/or services ordered and/or distributed under this agreement, as specified in the applicable order with Oracle and/or report. You also agree to pay Oracle a fee for every application package with which the programs are embedded regardless of an end users prior possession or pre-existing license of these programs unless you are shipping only an updated version of the application package as part of your technical support service for which you are paying technical support fees to Oracle as specified herein. You will not be relieved of your obligation to pay any fees owed to Oracle by the nonpayment of such fees by your end user. You are free to determine the fees charged to an end user for program licenses and services. At your option, fees payable to Oracle for programs distributed to end users with the application package will be equal to either option (a) ***** of the applicable license fee for each individual program based on the Oracle Technology global price list in effect at the time you issue a quote or option (b) the percentage shown in Oracle’s Embedded Product and Royalty Matrix of the applicable standard license fee for the application package based on your standard commercial price list in effect at the time you issue a quote, incorporated in this agreement, and such fees owed to Oracle will not take into account any discounts you have offered to your end users.
In addition, with regard to fees for technical support you provide to end users for perpetual or term licenses of the programs, you agree to pay Oracle a technical support fee as set forth in the Oracle Embedded Product and Royalty Matrix. Technical

*****	The omitted portions of this exhibit have been filed separately with the SEC pursuant to a request for confidential treatment under Rule 24b-2 as promulgated under the Securities Exchange Act of 1934, as amended.

support may be available to the end user on the date you ship the application package, or the date you distribute the application package to the end user, if shipment is not required. If technical support is provided by you to an end user, you must pay technical support fees to Oracle and the term for which you must pay fees to Oracle for such technical support shall begin on the last day of the month in which the application package is shipped, or distributed if shipment is not required, and if renewed, on that date in each subsequent year thereafter. If the end user does not continuously maintain technical support for the application package, you will be required to pay reinstatement fees to Oracle in accordance with Oracle’s current technical support policies if the end user wants to reinstate technical support. Fees for technical support are due and payable annually in advance.
You must select one of the above fee options for each application package by completing the Application Package Registration Form attached hereto and your selection will be in effect for the term of this agreement. If you select option (a), to view the Oracle Embedded Product and Royalty Matrix, you must log into the OPN web site at http://partner.oracle.com (log in, select Membership / Agreements & Policies). It is your responsibility to access the Oracle Embedded Product and Royalty Matrix to obtain current information. If you select option (a), if Oracle’s Embedded Product and Royalty Matrix changes after you issue a valid written quote for program licenses to an end user, for 90 days after the date you submit the quote to the end user, the fee applicable to the programs identified in the quote shall be based on the Oracle Embedded Product and Royalty Matrix in effect on the date you submit the quote. If you select option (b), you will provide Oracle with a copy of your current standard commercial application package price list at least twice a year so that Oracle may verify the fees due and payable to Oracle.
Except as provided herein, all fees payable to Oracle (including fees for annual technical support which you provide to end users) are due within *****. If you submit a purchase order to Oracle, fees payable under such purchase order are due within *****. You also agree to pay any sales, value-added or other similar taxes imposed by applicable law that Oracle must pay based on the programs and/or services you ordered and/or reported, except for taxes based on Oracle’s income. You agree and you will obtain your end users’ agreement that you and your end user have not relied on the future availability of any programs or services in entering into the payment obligations in the applicable order and/or monthly report; however, (a) if you order end user technical support for programs, the preceding sentence does not relieve Oracle of its obligation to provide updates under your ordering document, if-and-when available, in accordance with Oracle’s then current technical support policies and (b) the preceding sentence does not change the rights granted for any program licensed under your order and/or monthly report, per the terms of your order and/or monthly report and this agreement. Oracle reserves the right to check your credit rating periodically during the term of this agreement and to modify these payment terms in the event that there is a material change in your credit rating. Fees listed in this agreement are exclusive of value added tax and/or similar sales taxes. Such taxes shall be charged at the appropriate rate by Oracle in addition to its stated fees and shall be shown separately on the relevant invoice. Upon your submission of an order and/or monthly report to Oracle this payment obligation is non-cancelable, and the sum paid is nonrefundable, is not subject to set-off for any reason, and is not subject to the completion or occurrence of any event after the date your order and/or monthly report is submitted to Oracle.
I. Warranties, Disclaimers and Exclusive Remedies
Oracle warrants to you that a program will operate in all material respects as described in the applicable program documentation for ***** after delivery (i.e. via physical shipment or electronic download) to the end user. You must notify Oracle of any program warranty deficiency within ***** after such delivery. Oracle also warrants that services will be provided in a professional manner consistent with industry standards. You must notify Oracle of any services warranty deficiencies within ***** from performance of the defective services described in the order with Oracle.
ORACLE DOES NOT GUARANTEE THAT THE PROGRAMS WILL PERFORM ERROR-FREE OR UNINTERRUPTED, OR THAT ORACLE WILL CORRECT ALL PROGRAM ERRORS.
FOR ANY BREACH OF THE ABOVE WARRANTIES, YOUR EXCLUSIVE REMEDY AND ORACLE’S ENTIRE LIABILITY SHALL BE: *****.
TO THE EXTENT PERMITTED BY LAW, THESE WARRANTIES ARE EXCLUSIVE AND THERE ARE NO OTHER EXPRESS OR IMPLIED WARRANTIES OR CONDITIONS INCLUDING WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
J. Indemnification
If a third party makes a claim against you or an end user that any program infringes their intellectual property rights based on your duplication and/or distribution of the programs in accordance with the terms of this agreement, Oracle, at its sole cost and expense, will defend you and the end user against the claim and indemnify you and the end user from the damages, liabilities, costs and expenses awarded by the court to the third party claiming infringement or the settlement agreed to by Oracle, if you do the following:

*****	The omitted portions of this exhibit have been filed separately with the SEC pursuant to a request for confidential treatment under Rule 24b-2 as promulgated under the Securities Exchange Act of 1934, as amended.

•	notify the General Counsel, Oracle Legal Department, promptly in writing, not later than 30 days after you receive notice of the claim (or sooner if required by applicable law);
•	give Oracle sole control of the defense and any settlement negotiations; and
•	give Oracle the information, authority, and assistance Oracle needs to defend against or settle the claim.
If Oracle believes or it is determined that any of the programs may have violated a third party’s intellectual property rights based on your duplication and/or distribution of the programs, Oracle may choose to either modify the program to be non-infringing (while substantially preserving its utility or functionality) or obtain a license to allow for continued use, or if these alternatives are not commercially reasonable, Oracle may end the license for the applicable program and refund any fees you may have paid to Oracle for it and any unused, prepaid technical support fees you have paid to Oracle for the licenses. Oracle will not indemnify you or an end user if you or an end user alter a program or if you distribute or the end user uses it outside the scope of use identified in the user documentation or if you distribute or an end user uses a version of the program which has been superseded, if the infringement claim could have been avoided by distributing or using an unaltered current version of the program which was provided to you. Oracle will not indemnify you or an end user to the extent an infringement claim is based upon a program not provided by Oracle. Oracle will not indemnify you or an end user to the extent that an infringement claim is based upon the combination of any program with any products or services not provided by Oracle. Oracle will not indemnify you or an end user for infringement caused by you or your end user’s actions against any third party if the Oracle program(s) as delivered to you and distributed by you or used by an end user in accordance with the terms of this agreement would not otherwise infringe any third party intellectual property rights. If a third party makes a claim against Oracle that a program, when used in combination with any product or services provided by you, infringes their intellectual property rights, and such claim would have been avoided by the exclusive use of the program, you will indemnify Oracle. This section provides your exclusive remedy for any infringement claims or damages.
K. End User Technical Support
You are responsible for providing all technical support services and updates to distributors and end users. Any technical support questions Oracle receives from end users will be referred to you. You shall have the right to provide technical support for the programs to end users, including you or your affiliated entities if you have distributed the application package to you or such entities, provided (a) that you continually maintain your membership in the Oracle PartnerNetwork and maintain annual technical support for the development licenses that you acquire pursuant to your Oracle PartnerNetwork Agreement with Oracle and (b) subject to your payment to Oracle of the applicable annual fees for end user technical support set forth in Section H (Fees and Taxes) below. If you contract to provide or provide technical support services to an end user for an application package, including but not limited to providing any updates to the programs, then you must report such services to Oracle in accordance with Section F (Reporting) above and pay the applicable end user technical support fee. Technical support is effective upon shipment or delivery by you to the end user, or if shipment or delivery is not required, upon the effective date of the order with Oracle, unless otherwise stated in your order with Oracle. If your order was placed through the Oracle Store or other online ordering system, the effective date is the date your order was accepted by Oracle.
Upon expiration of this agreement, you may continue to provide technical support to end users provided that (a) this agreement was not terminated due to your breach of a material term of this agreement; (b) you continuously maintain your membership in the Oracle PartnerNetwork and thereby maintain technical support for the development licenses that you acquired pursuant to your Oracle PartnerNetwork Agreement with Oracle; (c) you pay all applicable fees and comply with the reporting requirements set forth in this agreement. After expiration of this agreement, renewal fees for end user technical support shall be invoiced by Oracle annually in advance. Fees for technical support shall be due and payable in advance ***** from date of invoice.
Annual technical support is provided under Oracle’s technical support policies in effect at the time the services are provided. The technical support policies, incorporated in this agreement, are subject to change at Oracle’s discretion; however, Oracle will not materially reduce the level of services provided for supported program licenses during the period for which fees for technical support have been paid. You should review the policies prior to entering into the order for the applicable services. You may access the current version of the technical support policies at http://partner.oracle.com (log in, select Membership / Agreements & Policies).
You or your distributor will be responsible for any assistance needed to install the application package at end user sites. In addition to technical support (as discussed above), you are responsible for providing all training and consultations to distributors and end users and any related questions Oracle receives from end users will be referred to you.
L. Term and End of Agreement
This agreement shall begin on the effective date specified herein unless you accept the terms of this agreement online, in which case the effective date shall be as set forth in an email from Oracle confirming Oracle’s acceptance of this agreement. The term of this agreement shall continue for 2 years. If your membership in the Oracle PartnerNetwork expires or is terminated, you will not be permitted to distribute programs until your membership is made current. When this agreement expires or terminates, in order to keep distributing the programs, you must execute the then current version of Oracle’s distribution agreement and the agreement will be subject to acceptance by Oracle, and Oracle may require you to complete certain training and assessment requirements at no charge to Oracle’s satisfaction. If either of us breaches a material term of this agreement and fails to correct the breach within 30 days of written specification of the breach, then the breaching party is in default and the non-breaching party may terminate this agreement. If Oracle ends this agreement as specified in the preceding sentence, you must pay within 30 days all amounts which have accrued prior to such end, as well as sums remaining unpaid for programs and/or services received under this agreement plus related taxes and expenses. If Oracle ends the license for a program under the Indemnification section, you must pay within 30 days all amounts remaining unpaid for services related to such license which have accrued prior to such end, plus related taxes and expenses. In addition, if Oracle terminates this agreement as provided under this section, Oracle also may terminate your Oracle PartnerNetwork agreement and your membership in the Oracle PartnerNetwork. Except for nonpayment of fees, the non-breaching party may agree in its sole discretion to extend the 30-day period for so long as the breaching party continues reasonable efforts to cure the breach. You agree that if you are in default under this agreement, you may not duplicate and/or distribute the programs and/or services. You also agree that if you have used an Oracle Finance Division Contract to pay for fees due under this agreement and you are in default under that contract, you may not distribute the programs and/or services that are subject to such contract. The end users’ rights to use the programs properly distributed by you under this agreement shall survive termination of this agreement, unless such rights are otherwise terminated in accordance with the applicable end user license agreement. Provisions that survive termination or expiration are those relating to limitation of liability, infringement indemnity, payment, ethical business practices, and others which by their nature are intended to survive.
M. Nondisclosure
By virtue of this agreement, the parties may have access to information that is confidential to one another (“confidential information”). We each agree to disclose only information that is required for the performance of obligations under this agreement. Confidential information shall be limited to the terms and pricing under this agreement, and all information clearly identified as confidential at the time of disclosure.
A party’s confidential information shall not include information that: (a) is or becomes a part of the public domain through no act or omission of the other party; (b) was in the other party’s lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (c) is lawfully disclosed to the other party by a third party without restriction on the disclosure; or (d) is independently developed by the other party.
We each agree to hold each other’s confidential information in confidence for a period of three years from the date of disclosure. Also, we agree to disclose confidential information only to those employees or agents who are required to protect it against unauthorized disclosure. Nothing shall prevent either party from disclosing the terms or pricing under this agreement or orders submitted under this agreement in any legal proceeding arising from or in connection with the terms of this agreement or disclosing the confidential information to a federal or state governmental entity as required by law.
N. Trademarks and Copyrights
You are authorized to use Oracle’s trademarks and service marks (the “Oracle trademarks”) to refer to the associated Oracle products and services. Your use of the Oracle trademarks shall comply with Oracle’s trademark usage guidelines and all goodwill based upon use of the Oracle Trademarks shall inure to Oracle’s benefit. Oracle’s trademark usage guidelines, incorporated in this agreement, are subject to change. You may access Oracle’s trademark usage guidelines at http://partner.oracle.com (log in, select Membership / Agreements & Policies). In marketing, promoting, or licensing the programs, you agree to make it clear that Oracle is the source of the programs. You shall retain all notices, including copyright and trademark notices, on the programs and any copies of the programs. In connection with your distribution of the program(s), you shall include on all documentation, the sign-on screen for any software incorporating the program(s), and any media containing the program(s): (a) reproduction of Oracle’s copyright notice for the program(s); or (b) a copyright notice for your software that is distributed with the program(s).
O. Relationships between Parties
In all matters relating to this agreement, you will act as an independent contractor. This agreement does not create a partnership, joint venture, agency, employee/employer, lobbyist/lobbyist employer relationship, or franchisee/franchisor relationship between the parties. Neither party will represent that it has any authority to assume or create any obligation, express or implied, on behalf of the other party, nor to represent the other party as agent, employee, franchisee, or in any other capacity. Nothing in this agreement shall be construed to limit either party’s right to independently develop or distribute software that is functionally similar to the other party’s product, so long as proprietary information of the other party is not included in such software or used to create such software.

P. Privacy
If you provide Oracle with personal information concerning your customers, prospects or employees, Oracle will only use the information in manners consistent with those specified in this agreement to accomplish their purposes, or as otherwise indicated at the time Oracle collects such information. This information may be maintained by Oracle in data centers in the United States and may be accessed by Oracle’s global personnel as required for business purposes. You agree to provide all relevant notices and obtain any consents required to share the information with Oracle.
If Oracle provides you with personal information concerning Oracle’s partners, customers, prospects or employees you agree that you will permit access to and use of such information solely in connection with the sale of Oracle products or services and for the limited purpose(s) for which it was provided by Oracle under this agreement. You also agree to comply with all laws that apply to your use of this information for such purposes. The requirements of this section do not apply to either party’s relationships with its customers.
From time to time, the parties may exchange information regarding marketing and sales opportunities through Oracle’s Partner Management application. Both parties agree to use any such information in compliance with the terms of this agreement and Oracle’s Partner Management Opportunity Routing Policy the current version of which is located at http://partner.oracle.com (log in, select Membership / Agreements & Policies).
Q. URLs
It is your responsibility to regularly monitor all applicable URLs referenced in this agreement. You confirm that you have access to the Internet and confirm that prior to entering into this agreement you have read the policies on the websites referenced above and agree to the terms and conditions set out in those policies. You undertake that you will visit the websites referenced above on a regular basis so that you are aware of any amendments Oracle may make to those policies from time to time.
R. Ethical Business Practices
You acknowledge and agree that you and your owners, directors, officers, employees or agents have not, and will not, make or promise to make corrupt payments of money or anything of value, directly or indirectly, to any government or public international organization officials, political parties, or candidates for political office, or employee of a commercial customer or supplier, for the purpose of obtaining or retaining business or securing any improper advantage. You agree to accurately document all transactions related to this agreement in your financial books, records, statements, and in reports or other documents provided to Oracle. You agree to comply with the terms of the Oracle Partner Code of Conduct and Business Ethics, which is available at http://partner.oracle.com (log in, select Membership / Agreements & Policies). You agree that any violation of this section constitutes just cause for the immediate termination by Oracle of this agreement without any liability to you. You will also indemnify and hold Oracle, Oracle Corporation, and subsidiaries, parents and affiliates harmless from any claims, losses and liabilities resulting from any breach of any of your obligations under this section. The obligations under this section shall survive the termination or expiration of this agreement.
S. Entire Agreement
You agree that this agreement and the information which is expressly incorporated into this agreement by written reference (including reference to information contained in a URL or referenced policy), together with the applicable order and/or monthly report, are the complete agreement for the programs and/or services ordered by you, and that this agreement supersedes all prior or contemporaneous agreements or representations, written or oral, regarding such programs and services. If any term of this agreement is found to be invalid or unenforceable, the remaining provisions will remain effective and such term shall be replaced with a term consistent with the purpose and intent of this agreement. It is expressly agreed that the terms of this agreement and any order with Oracle shall supersede the terms in any purchase order or other non-Oracle ordering document and no terms included in any such purchase order or other non-Oracle ordering document shall apply to the programs and/or services ordered. This agreement and any order with Oracle may not be modified and the rights and restrictions may not be altered or waived except in a writing signed or accepted online through an Oracle online ordering system by authorized representatives of you and of Oracle. Any notice required under this agreement shall be provided to the other party in writing.
T. Limitation of Liability
NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, OR ANY LOSS OF PROFITS, REVENUE, DATA, OR DATA USE. ORACLE’S MAXIMUM LIABILITY FOR ANY DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR YOUR ORDER OR MONTHLY REPORT, WHETHER IN CONTRACT OR TORT, OR OTHERWISE, SHALL BE LIMITED TO *****. AND IF SUCH DAMAGES RESULT FROM YOUR DUPLICATION AND DISTRIBUTION OF PROGRAMS OR SERVICES, SUCH LIABILITY SHALL BE LIMITED TO *****.
U. Export

*****	The omitted portions of this exhibit have been filed separately with the SEC pursuant to a request for confidential treatment under Rule 24b-2 as promulgated under the Securities Exchange Act of 1934, as amended.

Export laws and regulations of the United States and other relevant local export laws and regulations apply to the programs. You agree that such export control laws govern your use and distribution of the programs (including technical data) and any services deliverables provided under this agreement, and you agree to comply with all such export laws and regulations (including “deemed export” and “deemed re-export regulations). You agree that no data, information, programs, and/or materials resulting from services (or direct product thereof), will be exported, directly or indirectly, in violation of these laws, or will be used for any purpose prohibited by these laws including, without limitation, nuclear, chemical, or biological weapons proliferation, or development of missile technology.
V. Other
1.	This agreement is governed by the substantive and procedural laws of the State of California and you and Oracle agree to submit to the exclusive jurisdiction of, and venue in, the courts in San Francisco, San Mateo, or Santa Clara counties in California in any dispute arising out of or relating to this agreement.
2.	If you have a dispute with Oracle or if you wish to provide a notice under Section J (Indemnification) of this agreement, or if you become subject to insolvency or other similar legal proceedings, you will promptly send written notice to: Oracle USA, Inc., 500 Oracle Parkway, Redwood Shores, California, United States 94065, Attention: General Counsel, Legal Department.
3.	You may not assign this agreement or give or transfer the programs and/or any services ordered or an interest in them to another individual or entity. If you grant a security interest in the programs and/or any services deliverables, the secured party has no right to use or transfer the programs and/or any services.
4.	Except for actions for nonpayment or breach of Oracle’s proprietary rights, no action, regardless of form, arising out of or relating to this agreement may be brought by either party more than two years after the cause of action has accrued.
5.	You agree that the sales process that you use complies with applicable procurement regulations (if the end user is a government entity) and that you will keep accurate books and records in connection with the activities under this agreement. Upon 45 days written notice, Oracle may audit your duplication and distribution of the programs and your activities under this agreement. Any such audit shall not unreasonably interfere with your normal business operations. You agree to cooperate with Oracle’s audit and provide reasonable assistance and access to information, including but not limited to relevant books, records, agreements, servers, technical personnel, and reporting systems. Upon Oracle’s request, you will also provide to Oracle a system generated list of the Oracle program licenses distributed to end users under this agreement during the time period specified by Oracle and any supporting documentation requested by Oracle pursuant to the terms of Section F Reporting for the purposes of validating completeness and accuracy of your reporting obligations under this agreement. You agree to pay within 30 days of written notification any fees applicable to your distribution of the programs in excess of your license rights and underpaid fees. If you do not pay, Oracle can end your technical support, licenses and this agreement and/or may choose not to accept your application to renew this agreement at such time of renewal. Upon Oracle’s request, you agree to audit end user(s) and/or distributors and report the findings to Oracle, or assign your right to audit end user(s) and/or distributors to Oracle. You agree that Oracle shall not be responsible for any of your costs incurred in cooperating with this audit.
6.	The Uniform Computer Information Transactions Act does not apply to this agreement or any order or monthly report hereunder.
W. Force Majeure
Neither of us shall be responsible for failure or delay of performance if caused by: an act of war, hostility, or sabotage; act of God, electrical, Internet, or telecommunication outage that is not caused by the obligated party; government restrictions (including the denial or cancellation of any export or other license); other event outside the reasonable control of the obligated party. We both will use reasonable efforts to mitigate the effect of a force majeure event. If such event continues for more than 90 days, either of us may cancel unperformed services upon written notice. This section does not excuse either party’s obligation to take reasonable steps to follow its normal disaster recovery procedures or your obligation to pay for programs delivered or services provided.
The effective date of this Agreement shall be May 31, 2009.

PARTNER:	ARCSIGHT, INC.	ORACLE USA, INC.

Partner Address:	5 Results Way, Cupertino, CA 95014

Partner Fax No:	408-532-5459

Authorized Signature:	/s/ Stewart Grierson	Authorized Signature:	/s/ Douglas W. Doran

Name:	Stewart Grierson	Name:	Douglas W. Doran

Title:	CFO	Title:	Director, License Contracts

Signature Date:	May 20, 2009	Signature Date:	5/21/2009

Agreement No:	US-OPN-EMBD-10237203-31-MAY-09	[to be completed by Oracle]

AMENDMENT ONE
to the
ORACLE PARTNERNETWORK
EMBEDDED SOFTWARE LICENSE DISTRIBUTION AGREEMENT
between
ARCSIGHT, INC.
and
ORACLE USA, INC
This document (“Amendment One”) amends the Oracle PartnerNetwork Embedded Software License Distribution Agreement (v100908) between ArcSight, Inc. (“you” and “your”) and Oracle USA, Inc. (“Oracle”), dated May 31, 2009 and any and all amendments thereto (the “agreement”).
The parties hereby agree to amend the agreement as follows:
1.	In section B. Distribution Rights, in the second paragraph, in the first sentence, immediately after the phrase “royalty free”, insert “patent”.

2.	In section C. Trial Licenses, in the first sentence, replace “*****” with “*****”.

3.	In section C. Trial Licenses, in the second, third, and fourth sentences, replace “*****” with “*****”.

4.	In section C. Trial Licenses, insert the following after the fourth sentence of the section: : “Notwithstanding the foregoing, trial licenses distributed to federal government end users may be used by such federal government end users for up to *****. You must pay Oracle a fee for any trial licenses you extend to federal end users for more than *****.”

5.	In section D. Distributors, in the third sentence, delete the phrase “(a) grant the rights for the distributor to distribute the application package to end users,” and replace it with the following:

“(a) grants (i) the rights for the distributor to distribute the application package to end users, and, at your option, (ii) the right for the distributor to use the demonstration licenses for the programs you order under your Oracle PartnerNetwork membership to demonstrate the programs to potential end users solely as the programs are embedded in and solely in connection with the application package, and/or to provide training for the distributor’s employees and end users solely as the programs are embedded in and solely in connection with the application package,”

6.	In section E. Ownership and Restrictions, in the fourth paragraph, at the end of the of the seventh bullet point, after “programs” and before the semicolon, insert “, provided, however, that nothing herein shall restrict you from using or distributing products provided by parties other than Oracle or being in any business in competition with Oracle”

7.	In section F. Reporting, in the second paragraph, delete the first sentence and replace it with the following:

“Upon request, you will provide Oracle with a copy of the complete end user license agreement, including any addenda or amendments thereto, and any ordering documents or purchase agreements between you and the end user related to the order, with any pricing information removed. Such copies shall be considered confidential information provided they are clearly identified as confidential at the time of disclosure and otherwise meet the requirements of Section M. Nondisclosure.”

8.	In section G. License Agreement, in the first paragraph, at the end of subsection (1), insert the following:

“Notwithstanding the foregoing, you may allow the majority-owned subsidiaries of an end user to use the programs for the internal business operations of such end user provided (i) the majority-owned subsidiary agrees to be bound by the terms and conditions of the applicable ordering document and the end user license agreement, and the end user agrees in writing to be responsible for any breach of such terms and conditions by such majority-owned subsidiary, or (ii), the end user warrants that it has the authority to bind such majority-owned subsidiaries to the terms and conditions of the agreement and the end user agrees in writing to be responsible for any breach of such terms and conditions by such majority-owned subsidiaries.”

*****	The omitted portions of this exhibit have been filed separately with the SEC pursuant to a request for confidential treatment under Rule 24b-2 as promulgated under the Securities Exchange Act of 1934, as amended.

9.	In section G. License Agreement, in the first paragraph, at the end of subsection (4), insert the following:

“Notwithstanding the foregoing, upon written notice to Oracle provided that technical support has been continuously maintained for the programs, the end user may assign its rights to use the programs as part of the application package under the end user license agreement to an entity that (i) is acquiring all or substantially all of the end user’s assets and assuming all liabilities related to such assets; and (ii) agrees in writing to the terms and conditions of the end user license agreement; ”.

10.	In section J. Indemnification, in the first paragraph, in the third bullet point, after the word “claim”, insert the following:

“Oracle will reimburse you for reasonable out-of-pocket expenses incurred by you in providing such assistance.”

11.	In section J. Indemnification, in the second paragraph, in the second sentence, immediately after the phrase “Oracle will not indemnify you or an end user if you or an end user alter a program or if you distribute”, insert “it outside the scope of this agreement”

12.	In section Q. URLs, add the following new sentence after the third (last) sentence of the section:

“In the event of a direct conflict between the terms and conditions of this agreement and the terms of any of the referenced and incorporated policies contained at the URLs specified herein, the terms and conditions of the agreement shall control the parties’ rights and obligations.”

13.	In section T. Limitation of Liability, at the beginning of the second sentence before the word “ORACLE’S”, insert: “EXCEPT FOR ORACLE’S OBLIGATION TO INDEMNIFY YOU UNDER SECTION J. INDEMNIFICATION,”

14.	In section T. Limitation of Liability, add the following new paragraph at the end of the section:

“Notwithstanding anything to the contrary in this section and with respect only to a Claimant’s cause of action against the Recipient for infringement which results in a final judgment or award (after appeals), or settlement in such Claimant’s favor, against the Recipient for which the Provider is liable under Section J (Indemnification) of this agreement to indemnify the Recipient, the Provider’s indemnity obligation under said section for such final judgment, award, or settlement shall apply without regard to whether damages are classified as direct, indirect, incidental, special or consequential. “Claimant” as used herein shall refer to parties other than you and Oracle. “Recipient” as used herein means the party, either you or Oracle, receiving the indemnification, and “Provider” as used herein means the party, either you or Oracle, providing the indemnification.”

15.	In section V. Other, in subsection 3., add the following after the first sentence:

“Notwithstanding the previous sentence, upon advance written notice to Oracle and provided that you have continuously maintained technical support and your membership in the Oracle PartnerNetwork, you may assign your rights under this agreement to an assignee if and when the assignee either (a) acquires all or substantially all of your assets and assumes all liabilities related to such assets, or (b) acquires your division, business unit or operation which distributes Oracle software programs and assumes the liabilities of such division, business unit or operation. Additionally, assignee must agree in writing to the terms and conditions of this agreement, must agree to continue to provide technical support services to supported end users to whom you were providing technical support services under the terms of the agreement, and must assume all your obligations under any end user license agreement(s). Notwithstanding the assignment rights granted herein, you may not assign your rights under this agreement to an Oracle competitor. As used herein the term “competitor” shall mean IBM (including PWC), Microsoft, PWC, SAP, and Sybase.”

16.	In section V. Other, in subsection 5, in the fifth sentence, immediately after the phrase “Upon Oracle’s request”, insert “in the event of an audit”. In the penultimate sentence, immediately after the phrase “Upon Oracle’s” insert “reasonable”.

17.	Add a new section X as follows:
“X. Viruses
Oracle will use reasonable efforts to test programs for viruses. Oracle will also maintain a master copy of the appropriate versions of the program, free of viruses. If you believe a virus might be present in the delivered programs, then upon your request, Oracle will provide a master copy for comparison with and correction of your copy of the programs.”
Other than the modifications above, the terms and conditions of the agreement remain unchanged and in full force and effect.
The effective date of this Amendment One is May 31, 2009 (effective date to be completed by Oracle).

	ARCSIGHT, INC.		ORACLE USA, INC.

By:	/s/ Stewart Grierson	By:	/s/ Douglas W. Doran

Name:	Stewart Grierson	Name:	Douglas W. Doran

Title:	CFO	Title:	Director, License Contracts

Signature		Signature
Date:	May 20, 2009	Date:	5/21/2009

BUYOUT ADDENDUM
to the
EMBEDDED SOFTWARE LICENSE DISTRIBUTION AGREEMENT
between
ARCSIGHT, INC.
and
ORACLE USA, INC.
This Buyout Addendum (the “Buyout Addendum”) is between Oracle USA, Inc. (“Oracle”) and ArcSight, Inc. (“you”) and shall be governed by and incorporated into the terms of the Oracle PartnerNetwork Embedded Software License Distribution Agreement (v100908) between Oracle and you dated May 31, 2009 (the “agreement”). The rights and obligations defined herein are in addition to all terms in the agreement. Defined terms used in the agreement shall have the same meaning under this Buyout Addendum, unless expressly stated otherwise. If there is a direct conflict between a term of this Buyout Addendum and a term of the agreement with respect to the subject matter of this Buyout Addendum, the term of this Buyout Addendum shall prevail.
1. Distribution Rights
Subject to the terms of the agreement and this Buyout Addendum, during the Distribution Term (defined below) you may distribute the embedded programs as part of one of the application packages specified in section 6 below (the “application package(s)”), (i) to new end users to whom you have never previously distributed the application package and (ii) to end users to whom you have previously distributed the application package under a distribution agreement with Oracle prior to the date of this Buyout Addendum, for additional incremental usage of the application package, provided that (a) the end user has continuously maintained technical support for the application package previously distributed, (b) the end user has not continuously maintained technical support for the application package previously distributed, but the end user has reinstated technical support for such application package and is currently receiving technical support for the application package previously distributed at the time you distribute additional licenses for additional incremental usage of the embedded programs, (c) the end user has never contracted for or obtained technical support for the application package previously distributed and you agree that you shall not provide technical support to the end user for either (1) the application package previously distributed or (2) any licenses for additional incremental usage related to such application package that you distribute under this Buyout Addendum, or (d) the end user has never contracted for or obtained technical support for the application package previously distributed, however if at or before the time you distribute licenses for additional incremental usage of the application package to the end user the end user obtains (and you pay to Oracle the respective technical support fees associated with the end user’s obtaining) current supported status (including payment of any reinstatement or back support fees per Oracle’s technical support policies) and additionally such end user obtains technical support for any additional incremental usage licenses to use the application package that you distribute under this Buyout Addendum at the time you distribute the additional licenses Any distribution rights granted will be limited to the application package(s) and may not be combined with any additional functionality or additional application programs. For the purposes of this Buyout Addendum, the “Distribution Term” shall commence on the effective date of this Buyout Addendum and shall terminate 2 years from the effective date hereof unless terminated earlier as provided herein.
In the event that you do not (a) distribute the embedded programs in accordance with this Buyout Addendum and the agreement or (b) pay the technical support fees due under this Buyout Addendum for the duration of the Distribution Term, then the Distribution Term and your right to distribute the embedded programs under this Buyout Addendum and to provide technical support for the embedded programs shall immediately terminate, subject to and in accordance with Section L (Term and End of the Agreement) following written notice to you by Oracle of the breach, and your failure to cure such breach within thirty (30) days of such written notice.
2. License and Technical Support Fees
You agree to pay Oracle a license and technical support fee of $4,750,000.00 (“License and Technical Support Fee”) for the right to distribute the embedded programs and to provide annual technical support for the embedded programs for each year in the Distribution Term as set forth in this Buyout Addendum. This fee entitles you to distribute an unlimited number of licenses of the embedded programs during the Distribution Term.

1

Except as provided in the agreement and this Buyout Addendum, all license fees payable to the applicable Oracle group company under this Buyout Addendum are due within ***** of the effective date below. This payment obligation is non-cancelable, and the sum paid is nonrefundable, is not subject to set-off for any reason, and is not subject to the completion or occurrence of any event after the effective date of this Buyout Addendum. Oracle agrees that if, concurrent with the delivery of this Buyout Addendum, you deliver an Oracle Credit Corporation (“OCC”) Payment Plan Agreement and OCC ISV Payment Schedule (“PPA”) that is satisfactory to OCC, then the payment terms in the PPA shall replace the above payment terms to the extent specified in the PPA, and OCC shall pay Oracle. The License and Technical Support Fee for the Distribution Term for the Oracle programs and services that are subject to the PPA wilt not be considered fully paid until all sums due under the PPA have been paid.
3. Reporting
Subject to the terms in section F of the agreement (“Reporting”), notwithstanding the monthly reporting frequency, you shall submit quarterly reports to Oracle for the embedded programs distributed under this Buyout Addendum within 30 days of the last day of the quarter in which the application package is distributed to the end user, and notwithstanding the data elements required under the Partner Ordering Policy, such reports must include (1) for those application packages that embed the programs into a physical device; the name of the programs licensed, the name, including the date or version, of your agreement with Oracle under which the programs are being distributed; the applicable license metrics, quantity; the date of the end user’s order; (2) for those application packages that embed the programs into a software package, the name and address of the end user, the name, including the date or version, of your agreement with Oracle under which the programs are being distributed, the date of the end user’s order; the name of the programs licensed; the applicable license metrics and quantity. For purposes of this agreement, quarters shall start on the first day of June, September, December, and March. The quantity of licenses distributed pursuant to this Buyout Addendum will be fixed and shall be equal to the total number of end user licenses distributed at the end of the Distribution Term.
4. Technical Support
You are responsible for providing all technical support services to distributors and end users. Questions that Oracle receives from end users will be referred to you. You shall have the right to provide technical support to end users for the embedded programs for the Distribution Term provided that you continually maintain technical support for your development licenses and subject to the payment of the License and Technical Support Fee. The License and Technical Support Fee does not include any fees due and payable to Oracle for technical support for any programs distributed by you prior to the effective date of this Buyout Addendum, any fees due and payable to Oracle for technical support for any programs distributed by you under a prior distribution agreement with Oracle, or any fees due and payable to Oracle for technical support for any programs distributed by you under the agreement which are not included in this Buyout Addendum. Annual technical support is provided under Oracle’s technical support policies in effect at the time the services are provided. The technical support policies, incorporated in this agreement, are subject to change at Oracle’s discretion.
The amount of fees for technical support pursuant to a warranty claim or otherwise, during any of the first and second years of the Distribution Term, would be the amount you have paid for technical support pursuant to an Oracle Credit Corporation (OCC) Payment Plan Agreement and OCC ISV Payment Schedule (PPA) or paid pursuant to the terms of this Buyout Addendum as of the date of the applicable claim, up to ***** for each year.
Following the end of the Distribution Term, you may continue to renew technical support for the embedded programs and provide technical support to your end users of such programs provided that you continuously maintain technical support for the development licenses, you pay alt applicable fees set forth in this agreement, and you maintain your membership in the Oracle PartnerNetwork. Following the end of the Distribution Term, renewal of annual technical support services shall be provided in accordance with Oracle’s then-current technical support policies and the terms of the agreement and this Buyout Addendum. If one hundred percent (100%) of your install base (defined below) is receiving technical support from you, the renewal fee for the first year for technical support for the embedded programs shall be equal to ***** plus Oracle’s then current technical support annual percentage increase which shall not exceed ***** (the “100% renewal fee”). Sixty (60) days prior to the end of the Distribution Term, you shall submit a written certification to Oracle verifying the percentage of your install base that you are providing technical support to (“Supported Install Base”). Notwithstanding anything to the contrary in the agreement, upon receipt of your certification, Oracle will calculate your annual technical support fee for the embedded programs for the first year following the end of the Distribution Term as follows: the Supported Install Base multiplied by the 100% renewal fee. After the first year following the end of the Distribution Term, renewal fees for annual technical support services for the embedded programs shall be subject to Oracle’s then current technical support policies and the terms of the agreement. As used herein, the term “install base” shall mean the total number of licenses you have distributed to end users for the embedded programs during the Distribution Term.

*****	The omitted portions of this exhibit have been filed separately with the SEC pursuant to a request for confidential treatment under Rule 24b-2 as promulgated under the Securities Exchange Act of 1934, as amended.

2

Renewal fees for technical support shall be invoiced by Oracle annually in advance. Fees for technical support shall be due and payable in advance **** from date of invoice. Your payment obligation for technical support fees is non-cancelable, and the sum paid is nonrefundable, is not subject to set-off for any reason, and is not subject to the completion or occurrence of any event after the effective date of this Buyout Addendum.
5. Term
The term of this Buyout Addendum shall commence on the effective date below and shall be effective for the Distribution Term unless terminated earlier as provided herein or in the agreement. Notwithstanding anything to the contrary in the agreement, the term of this Buyout Addendum may not be extended or renewed, unless the parties agree in writing. You understand and agree that you may not continue to distribute the programs with the application package defined herein after the expiration or termination of this Buyout Addendum or the Distribution Term unless and until new terms and pricing have been agreed in writing by both parties. In the event that the term of the agreement expires before the term of this Buyout Addendum then the term of the agreement shall be extended for the remainder of the term of the Buyout Addendum.
6. Application Packages
Your distribution of the embedded programs under this Buyout Addendum applies only to the application packages identified below and described in the relevant Application Package Registration Form attached to this Buyout Addendum.
List of Application Packages
ArcSight ESM
ArcSight Express
ArcSight ESM — Computer Based Training (CBT)
7. Internet Hosting
Notwithstanding the terms of the agreement, you shall have the right to license the programs solely in conjunction with the application packages listed above in section 6 to end users so that such end users may use the programs to provide internet hosting services to their customers. You may allow your end users to provide access to the programs for their customers’ business operations and/or to provide services to third parties using the hosted programs, provided that all such use shall be subject to the terms of your license agreement with your end users that meets the requirements of the section entitled “License Agreement” (except, with respect to the requirement set forth in #2 of such section in which the end user license agreement must among other things restrict use of the programs to the internal business operations of the end user, in connection with the rights granted under this paragraph, such requirement shall be construed to include the internal business operations of the end users’ customers’ business operations; and, with respect to the requirements set forth in #5a and #5c of the section, in connection with the rights granted under this paragraph, such requirements shall be construed to be applicable except as otherwise explicitly allowed by the limited rights granted under this paragraph). You shall prohibit your end users from reselling or assigning their program licenses to their customers and from providing access to their customers to any Oracle Application programs (as used herein “Oracle Application programs” shall mean Oracle Application programs as listed on Oracle’s Business Intelligence Applications, E-Business Suite (EBS) Applications, Peoplesoft (PSFT) Applications, JD Edwards (JDE) Applications, and Siebel Applications price lists, and shall expressly not mean the embedded programs as specified for use in the application packages identified above and described in the relevant Application Package Registration Forms attached to this Buyout Addendum). You agree to require your end users to be financially responsible to Oracle for all damages or losses resulting from the end users’ and their customers’ breach of these terms. The personnel accessing and computers running the programs shall be included in determining the quantity of program licenses deployed by your end users and their customers. Notwithstanding anything to the contrary in this agreement, you and your affiliated entities may not be considered end users under this paragraph (i.e., you and your affiliated entities cannot use the programs to provide internet hosting services).
8. Delivery
Oracle has no delivery obligation under this Buyout Addendum. You acknowledge that Oracle has previously delivered to your location, 1 copy of the software media and 1 set of program documentation (in the form generally available) for each program in the application package.

*****	The omitted portions of this exhibit have been filed separately with the SEC pursuant to a request for confidential treatment under Rule 24b-2 as promulgated under the Securities Exchange Act of 1934, as amended.

3

Other than the modifications above, the terms and conditions of the agreement remain unchanged and in full force and effect. The effective date of this Buyout Addendum is May 31, 2009.

PARTNER:	ARCSIGHT, INC.	ORACLE USA, INC.

Authorized Signature:	/s/ Stewart Grierson	Authorized Signature:	/s/ Douglas W. Doran

Name:	Stewart Grierson	Name:	Douglas W. Doran

Title:	CFO	Title:	Director, License Contracts

Signature Date:	May 20, 2009	Signature Date:	5/21/2009

4

PUBLIC SECTOR ADDENDUM
to the
EMBEDDED SOFTWARE LICENSE DISTRIBUTION AGREEMENT
between
ARCSIGHT, INC.
and
ORACLE USA, INC.
This Public Sector Addendum (the “addendum”) is between Oracle USA, Inc. (“Oracle”) and ArcSight, Inc. (“you”) and shall be governed by and incorporated into the terms of the Oracle. PartnerNetwork Embedded Software License Distribution Agreement between Oracle and you dated May 31, 2009 (the “agreement”). The rights and obligations defined herein are in addition to all terms in the agreement. Definitions used in the agreement shall have the same meaning under this addendum, unless expressly stated otherwise. If there is a direct conflict between a term of this addendum and a term of the agreement with respect to the subject matter of this addendum, the term of this addendum shall prevail.
1.	Agreement Definitions

For the purposes of this addendum, the term “public sector end user” refers to an end user that is (a) a government, legislature or decision making body, instrumentality, department, or agency at any level (national, local, municipal or otherwise); entities managed, controlled or majority owned by government interests; public organizations or foundations of any kind (including political parties, political organizations, or political candidates); and any public international organization, such as, but not limited to, the International Red Cross, United Nations, or the World Bank; and (b) licensed to use the application program with the embedded programs for its own internal business operations subject to the terms of an end user license agreement as further provided for in the agreement.

2.	Distribution Rights

Notwithstanding anything to the contrary in the agreement, Oracle grants you a nonexclusive, nontransferable right to distribute programs and/or services to public sector end users subject to the terms of the agreement.

3.	Order Terms

Notwithstanding anything to the contrary in section F of the agreement, Reporting, upon request from Oracle, you agree to submit to Oracle a copy of the end user license agreement related to each order for a public sector end user and any ordering documents, purchase agreements and other documents between you and the public sector end user that together with the end user license agreement form the complete end user contract related to the order.

4.	U.S. Government End Users

Oracle programs, including documentation, delivered to U.S. Government end users are “commercial computer software” pursuant to the applicable Federal Acquisition Regulation (“FAR”) and agency-specific supplemental regulations. As such, use, duplication, disclosure, modification, and adaptation of the programs, including documentation, shall be subject to the license and license restrictions set forth in this agreement, and, to the extent applicable, the additional rights set forth in FAR 52.227-19, Commercial Computer Software — Restricted Rights (June 1987).

5.	Term and End of Agreement

The term of this addendum shall commence on its effective date below and shall co-terminate with the agreement unless terminated earlier as provided in the agreement. Notwithstanding anything to the contrary in the agreement, this addendum may be terminated by either party at any time by providing thirty (30) days prior written notice to the other party.

1

Other than the modifications above, the terms and conditions of the agreement remain unchanged and in full force and effect. The effective date of this addendum is May 31, 2009.

PARTNER:	ARCSIGHT, INC.	ORACLE	ORACLE USA, INC.

Authorized Signature:	/s/ Stewart Grierson	Authorized Signature:	/s/ Douglas W. Doran

Name:	Stewart Grierson	Name:	Douglas W. Doran

Title:	CFO	Title:	Director, License Contracts

Signature Date:	May 20, 2009	Signature Date:	5/21/2009

2

AMENDMENT ONE
to the
PUBLIC SECTOR ADDENDUM
to the
ORACLE PARTNERNETWORK
EMBEDDED SOFTWARE LICENSE DISTRIBUTION AGREEMENT
between
ARCSIGHT, INC.
and
ORACLE USA, INC
This document (“Amendment One”) amends the Public Sector Addendum to the Oracle PartnerNetwork Embedded Software License Distribution Agreement (v100908) between ArcSight, Inc. (“you” and “your”) and Oracle USA, dated May 31, 2009 and any and all amendments thereto (the “addendum”).
The parties hereby agree to amend the agreement as follows:
1.	In section 3. Order Terms, add the following to the end of the section: “Such copies shall be considered confidential information provided they are clearly identified as confidential at the time of disclosure and otherwise meet the requirements of Section M. Nondisclosure.”
2.	In section 5. Term and End of Agreement, delete the second sentence, which reads “Notwithstanding anything to the contrary in the agreement, this addendum may be terminated by either party at any time by providing thirty (30) days prior written notice to the other party.”
Other than the modifications above, the terms and conditions of the agreement remain unchanged and in full force and effect.
The effective date of this Amendment One is May 31, 2009.

	ARCSIGHT, INC.		ORACLE USA, INC.

By:	/s/ Stewart Grierson	By:	/s/ Douglas W. Doran

Name:	Stewart Grierson	Name:	Douglas W. Doran

Title:	CFO	Title:	Director, License Contracts

Signature		Signature
Date:	May 20, 2009	Date:	5/21/2009